# Delaware

*The First State*

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "FCBC CAPITAL TRUST I", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF NOVEMBER, A.D. 2009, AT 5:23 O'CLOCK P.M.

4752036 8100

091022280

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7645031

DATE: 11-16-09

# CERTIFICATE OF TRUST OF FCBC CAPITAL TRUST I

THIS Certificate of Trust of FCBC Capital Trust I (the "Trust") is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.)(the "Act").

1. Name. The name of the statutory trust formed hereby is FCBC Capital Trust I.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001, Attention Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY

By: JCM
Name: J. Christopher Murphy
Title: Financial Services Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:23 PM 11/16/2009
FILED 05:23 PM 11/16/2009
SRV 091022280 - 4752036 FILE